Exhibit 5

May 31, 2011

Zebra Technologies Corporation

475 Half Day Road, Suite 500

Lincolnshire, Illinois 60069

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel for Zebra Technologies Corporation, a Delaware corporation (“Zebra”), and have acted as counsel for Zebra in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,000,000 shares of Class A Common Stock, $.01 par value (the “Registered Common Stock”), together with 7,000,000 Preferred Stock Purchase Rights of Zebra (the “Registered Rights”) associated therewith, to be issued under the Zebra Technologies Corporation 2011 Long-Term Incentive Plan (the “LTIP”) and the Zebra Technologies Corporation 2011 Employee Stock Purchase Plan (the “ESPP” and, together with the LTIP, the “Plans”). The terms of the Registered Rights are set forth in the Rights Agreement, dated as of March 14, 2002 (the “Rights Agreement”), between Zebra and Mellon Investor Services LLC, as Rights Agent.

I am familiar with the Plans, the Rights Agreement and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of Zebra’s corporate records. I have examined such questions of law and have satisfied myself to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

Based upon the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1.	Zebra is duly incorporated and validly existing under the laws of the State of Delaware.

2.	Each share of Registered Common Stock which is newly issued pursuant to any of the Plans will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) Zebra’s Board of Directors or a duly authorized committee thereof shall have adopted final resolutions authorizing the issuance of such share for the consideration provided in the applicable Plan; and (iii) either a certificate representing such share of Registered Common Stock shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any share of Registered Common Stock is to be issued in uncertificated form, Zebra’s books shall reflect the issuance of such share of Registered Common Stock to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the applicable Plan.

3.	The Registered Right associated with each share of Registered Common Stock referred to in paragraph 2 will be validly issued when (i) the Registration Statement shall have become effective under the Securities Act, (ii) such Registered Right shall have been duly issued in accordance with the terms of the Rights Agreement and (iii) such associated share shall have been duly issued and paid for in paragraph 2.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act. I express no opinion as to the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of shares of Registered Common Stock or the Registered Rights. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Jim L. Kaput

Senior Vice President and General Counsel